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                                                                   EXHIBIT 2(c)

                              ACQUISITION AGREEMENT

       This Acquisition Agreement ("Agreement") is made the 24th day of May, 1996, by and among UNIVERSAL MEDICAL SYSTEMS, INC., a Nevada corporation, whose principal office is located at 13825 Icot Boulevard Suite 613, Clearwater, Florida 34620 ("UMSI"), LIFE SCIENCES, INC., a Connecticut corporation, BIOMETRIX, INC., a Connecticut corporation, and BIOMETRIX, INC., a New Hampshire corporation, whose address is 75 Holly Hill Lane, #200, Greenwich, Connecticut 06830 (hereinafter sometimes collectively referred to as "LSI"), and MANFRED ASRICAN, whose address is 75 Holly Hill Lane, #200, Greenwich, Connecticut 06830 (hereinafter sometimes referred to as "ASRICAN" OR "SHAREHOLDER").

                                    RECITALS:

       WHEREAS: Asrican is the owner of record of all of the issued and outstanding shares of common stock of LSI, and LSI has no issued or outstanding shares of preferred stock or other securities;

       WHEREAS: UMSI is a corporation duly organized and in good standing under the laws of the State of Nevada;

       WHEREAS: Life Sciences, Inc. is a corporation duly organized and in good standing under the laws of the State of Connecticut;

       WHEREAS: Biometrix, Inc., a Connecticut corporation, is a corporation duly organized and in good standing under the laws of the State of Connecticut;

       WHEREAS: Biometrix, Inc., a New Hampshire corporation, is a corporation duly organized and in good standing under the laws of the State of New Hampshire;

       WHEREAS: The parties hereto desire to effect an acquisition by UMSI of Life Sciences, Inc., Biometrix, Inc., a Connecticut corporation, and Biometrix, Inc., a New Hampshire corporation, whereby Life Sciences, Inc., Biometrix, Inc., a Connecticut corporation, and Biometrix, Inc., a New Hampshire corporation, will become wholly owned subsidiary corporations of UMSI;

       WHEREAS: The parties hereto desire that this transaction constitute a stock-for-stock tax-free exchange, a type B reorganization, as defined by
Section 368(1)(A through G) of the Internal Revenue Code.

       In consideration of the above premises, for the consideration set forth below, and subject to the terms and conditions set forth below, the parties agree as follows:

       Section I. Exchange of Stock. On the closing date, as defined below, the Shareholder shall deliver to UMSI certificates representing all of the issued and outstanding shares of LSI, duly endorsed. In exchange, UMSI shall deliver to the Shareholders, at closing, certificates representing Six Hundred Thirty-Seven Thousand (637,000) shares of Series "E" Convertible Preferred Stock of UMSI. In addition, at closing, UMSI shall deliver to LSI for further delivery to Dr. Mark Mitnick a certificate representing Six Thousand Five Hundred (6,500) shares of Series "E" Convertible Preferred Stock of UMSI and UMSI shall


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deliver to LSI for further delivery to Dr. Steve Poling a certificate representing Six Thousand Five Hundred (6,500) shares of Series "E" Convertible Preferred Stock.

       Section II.   Approval by Shareholder(s) of LSI.

              By execution of this Agreement below, LSI and Asrican confirm and acknowledge that this Agreement has been approved and adopted by the holder, or holders, of all the issued and outstanding shares of stock of LSI.

       Section III. Approval by Boards of Directors of UMSI and LSI. By execution of this Agreement below, the respective officers of UMSI and LSI acknowledge, confirm and verify that this Agreement has been approved by the Boards of Directors of UMSI and LSI.

       Section IV. Closing. The closing of the exchange of shares of stock, and acquisition of LSI by UMSI, shall take place on July 1, 1996, at the offices of LSI, or other mutually agreeable location, subject to extension or change by agreement of the parties.

       Section V. Warranties and Covenants of LSI and Shareholder. LSI and the Shareholders jointly and severally represent, warrant, and covenant as follows:

              (a) Asrican (Shareholder) is the owner of record of all the issued and outstanding shares of stock of LSI.

              (b) As of the date of this Agreement, except for the shares of common stock issued to Shareholder, LSI has not issued any shares of preferred stock, options, warrants or any other rights to securities of LSI to any other party.

              (c) Life Sciences, Inc. is duly incorporated and authorized to do business under the laws of the State of Connecticut.

              (d) Biometrix, Inc., a Connecticut corporation, is duly incorporated and authorized to business under the laws of the State of Connecticut.

              (e) Biometrix, Inc., a New Hampshire corporation, is duly incorporated and authorized to do business under the laws of the State of New Hampshire.

              (f) LSI has the power and authority to carry on its business as currently conducted, and holds, or is duly licensed under, all patents, trademarks, trade names, copy-rights, licenses, processes, and formulas necessary for the operation of its business as currently conducted, free and clear of all liens, encumbrances, and claims of any kind.

              (g) The balance sheet and income statement of LSI attached as Exhibit "A" and incorporated herein by this reference, fully and accurately reflect respectively the financial condition of the corporation as of December 31, 1995, and the operations of the corporation for the period ending December 31, 1995.

              (h) No transactions, other than in the ordinary and usual course of business, have been engaged in by LSI from December 31, 1995, to the date of this Agreement, and there has been no material adverse change in the financial or operating condition of LSI since December 31, 1995.


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              (i)    As of the date of this Agreement LSI is not, and as of the closing date LSI will not be, in default under any contract or agreement, or under the order or decree of any court. To the best knowledge of the Shareholders there are no actions or proceedings pending or threatened against LSI as of the date of this Agreement, and neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated in this Agreement will conflict with, result in the breach of, or accelerate the performance required by any contract or agreement to which LSI or any of the Shareholders is now a party.

              (j) There are no dividends declared and unpaid on any of the shares of stock of LSI.

              (k) LSI is not a party to any contract or agreement, and is not subject to any other restriction, materially and adversely affecting its business, property, or assets.

              (l) LSI has good and marketable title to all assets reflected on the balance sheet included in Exhibit "A", which assets are "as is" and "where is".

              (m) Attached as Exhibit "B", and incorporated herein by this reference, is an accurate list of all insurance policies in effect with respect to the business and property of LSI as of the date of this Agreement. Insurance, or comparable coverage, shall be kept in effect until the closing date.

              (n) Attached as Exhibit "C", and incorporated herein by this reference, is an accurate list of every lease to which LSI is a party, together with the terms of each lease.

              (o) Attached as Exhibit "D", and incorporated herein by this reference, is an accurate list of accounts and notes receivable by LSI as of the date of this Agreement.

              (p) Attached as Exhibit "E", and incorporated herein by this reference, is an accurate itemization of the liabilities of LSI as of the date of this Agreement.

              (q) The Shareholder, officers and directors of LSI have informed UMSI of the on-going cash flow needs of LSI in order that UMSI can include these cash flow needs in plans for funding the on-going operations of LSI.

              (r) LSI and Asrican have been fully released from any non-compete agreement which they, or any of them, may have entered into previously with a corporation known as Healthwatch.

       Section VI. Interim Operations; Additional Covenants of LSI and Shareholders.

       LSI and the Shareholder represent, warrant, and covenant that LSI will not enter into any transaction, prior to the closing date, other than in the ordinary course of business, and that LSI and the Shareholder will take any action that is necessary to insure that LSI will not enter into any such transactions, and in particular will not, without the prior written consent of
UMSI:

              (a) Create or incur any indebtedness other than unsecured current liabilities incurred in the ordinary course of business;


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              (b)    Grant or permit to arise any mortgage, security interest,
lien, or encumbrance of any kind;

              (c) Sell or otherwise dispose of any of its assets other than merchandise inventories sold in the ordinary course of business;

              (d) Declare or pay any dividends, or repurchase or redeem any of its shares, or establish a sinking fund or other reserve for such purpose;

              (e) Issue, sell, or grant options for the sale of any of its shares, whether or not previously authorized or issued;

              (f) Expend any funds for capital additions or improvements other than ordinary expenditures for maintenance, repairs, and replacements;

              (g) Acquire an interest in any other business enterprise, whether for cash or in exchange for the stock or other securities of LSI; or

              (h) Increase the compensation paid to any of its officers, directors, or employees above the level paid on the date of this Agreement or agree to pay to any of its officers, directors or employees any bonus, severance pay, or pension, whether under an existing compensation or deferred compensation plan, or otherwise.

       Section VII. Covenants of UMSI as to Stock. UMSI represents, covenants, and warrants as follows:

              (a) As of the date of this Agreement, UMSI is authorized to issue, in the aggregate, twenty-five million (25,000,000) shares of common stock, with a par value of $.001 per share, of which not more than seven million five hundred thousand (7,500,000) shares are issued and outstanding. As of the date of this Agreement, UMSI is authorized to issue, in the aggregate, ten million (10,000,000) shares of preferred stock, with a par value of $.001 per share, of which not more than three million five hundred thousand (3,500,000) shares are issued and outstanding.

              (b) The six hundred fifty thousand (637,000) shares of Series "E" Convertible Preferred Stock of UMSI to be issued to the Shareholder in exchange for all of the issued and outstanding shares of common stock of LSI and the thirteen thousand (13,000) shares of Series "E" Convertible Preferred Stock to be issued to Dr. Mark Mitnick and Dr. Steve Poling (6,500 shares each) shall include the following rights and privileges:

                    (i) Each share of preferred stock shall have a stated value of $1.00, but shall have no guaranteed dividend or interest.

                    (ii) The holders of preferred stock shall have the same voting rights at all meetings of shareholders of UMSI as the holders of common shares of stock of UMSI.

                    (iii) The preferred shares of stock may be converted to shares of common stock of UMSI when any one of the following events occurs:

                           A.     At any time after the common shares of stock
of UMSI are trading at $6.00 per share over ten (10) consecutive trading days.


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                           B.     UMSI authorizes the conversion of the
preferred shares of stock to common shares of stock.

                           C.     Six (6) months following the closing date,
all remaining shares of preferred stock, not already converted to shares of common stock of UMSI, automatically shall be converted to shares of common stock of UMSI.

                           D.     In all cases, the number of shares of UMSI
common stock to be issued pursuant to the above described conversion options shall be determined based upon the average bid price for shares of common stock of UMSI over the ten (10) trading days prior to the conversion date. For example, if the average bid price over the ten (10) trading days prior to the conversion date is $1.00 per share then each share of preferred stock would be converted into one (1) share of common stock; if the average bid price is $3.00 per share then three shares of preferred stock would be converted into one (1) share of common stock.

              (c) Each certificate representing a share of preferred stock of UMSI to be issued pursuant to this Agreement shall bear on its face a legend in substantially the following form:

              "The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for these shares under the Securities Act of 1933 or an opinion of the Company's legal counsel that registration is not required under such Act."

       Section VIII. Conditions Precedent to Obligations of UMSI. The obligations of UMSI under this Agreement are subject to the following conditions:

              (a) There shall be tendered for exchange by the Shareholder at the closing, certificates representing all of the issued and outstanding shares of stock of LSI in a form approved by counsel for UMSI.

              (b) The representations of LSI and the Shareholder contained herein shall be true as of the closing date, and LSI and the Shareholder shall execute and deliver to UMSI a certificate to that effect in form and substance satisfactory to counsel for UMSI.

              (c) All directors and officers of LSI shall tender their resignations effective as of the closing date.

              (d) Neither the inventories nor operating assets of LSI shall have been substantially damaged or destroyed.

              (e) UMSI shall have received an opinion of legal counsel to UMSI, satisfactory in form and substance to UMSI, to the effect that (i) all necessary corporate proceedings of UMSI and LSI have been duly taken to authorize and enable the exchange of the shares as provided for herein, (ii) the delivery of the shares of preferred stock of UMSI to the Shareholders of LSI in exchange for their shares of all issued and outstanding


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stock of LSI being delivered to UMSI pursuant to this Agreement is exempted from the registration requirements under the Securities Act of 1933, as amended, by reason of the applicability of Section 4(2) of the Act, Regulation D promulgated under Section 3(b) of the Act, or any other exemption provided for under the Act, and (iii) the transactions herein provided for will not result in the recognition of taxable gain to the Shareholders of LSI upon the transfer of their stock in LSI in exchange solely for stock of UMSI, nor in the recognition of taxable gain to UMSI, or its shareholders upon said transfer, by reason of the transaction qualifying as a tax-free reorganization under the Internal Revenue Code.

       Section IX. Investment Intent. Each of the Shareholders represents that the shares of stock of UMSI being acquired by him or her under this Agreement are being acquired for investment purposes only, and not with a view to reselling the same or dividing participation with others. Each Shareholder represents that he or she has no present intent to resell or otherwise dispose of all or any part of such shares.

       Section X.    Access to Records and Information.

              (a) UMSI, and its counsel, accountants, engineers, and other representatives, shall have the right at all times during ordinary business hours to inspect all of the properties, books, and records of LSI, and the Shareholders shall cooperate with and furnish to UMSI and its representatives, all such information and documents with respect to the affairs of LSI as UMSI or its representatives may reasonably request.

              (b) The Shareholder, and his counsel, accountants, engineers, and other representatives, shall have the right at all times during ordinary business hours to inspect all of the properties, books, and records of UMSI, and UMSI shall cooperate with and furnish to the Shareholder and his representatives, all such information and documents with respect to the affairs of UMSI as the Shareholder or his representatives may reasonably request.

       Section XI. Employment of Manfred Asrican, Repayment of Advances, Royalty Agreement and Funds to Cover Expenses of Connecticut Office. UMSI agrees that the following actions will be taken following the closing:

              (a) Manfred Asrican ("Asrican") will be elected a director of LSI and will be appointed President of LSI for a term of three (3) years.

              (b) UMSI shall reimburse Asrican the total sum of Two Hundred Fifty-Two Thousand and No/100 Dollars ($252,000) for advances made previously by Asrican to LSI, which sum will be paid to Asrican in installments of Seven Thousand and No/100 Dollars ($7,000) each month during the three (3) year period commencing on the date of closing. Payment of this total sum, plus the $50,000 sum described in Section XIV below, is the total amount which UMSI, or LSI, will reimburse to Asrican for advances or loans he may have made previously to LSI.

              (c) Ascrican shall be entitled to a royalty on all LSI sales as follows:

                     (i) Five percent (5%) of the first one million in sales, with a minimum guarantee of $5,000 per month for the first six (6) months following closing.

                     (ii) Seven and a half percent (7.5%) of the second million in sales.


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                     (iii)  Ten percent (10%) of sales over three million
dollars ($3,000,000).

                     (iv) The above royalty will be paid for sales made during the thirty-six (36) months following the date of closing; thereafter, a royalty of five percent (5%) will be paid on all LSI sales for an additional period of five (5) years.

                     (v) The terms of the royalty described above will incorporated into a separate royalty agreement to be executed by LSI and Ascrican and approved by UMSI.

              (d) Following closing, UMSI agrees to make funds available, as may be necessary, to cover the operating costs of the LSI office in Connecticut, which funds shall be up to Five Thousand and No/100 Dollars ($5,000) per month.

       Section XII. LSI Debt. LSI and the Shareholder agree that as of the date of closing the only indebtedness of LSI will be debt to vendors and banks not to exceed in the aggregate the sum of $160,000. LSI and the Shareholder also agree that as of the date of closing there will no indebtedness or other obligations of LSI to Dr. Mark Mitnick and Dr. Steve Poling, except delivery of the share certificates referenced above.

       Section XIII. Advances by UMSI Prior to Closing. UMSI may, but shall not be required to, make advances or loans of funds to or for the benefit of LSI prior to the date of closing upon terms and conditions satisfactory to UMSI and its legal counsel.

       Section XIV. Payment to Asrican (Shareholder). Upon execution of this Agreement by all parties, UMSI shall pay to Asrican (Shareholder) the sum of Fifty Thousand and No/100 Dollars ($50,000), which sum shall represent partial reimbursement to Asrican of funds loaned or advanced by Asrican to LSI. In the event this transaction is not closed on July 1, 1996, or other closing date as extended by agreement of all the parties, due to a breach of any of the warranties or covenants of LSI or Shareholder as set forth herein, then Asrican and LSI shall repay immediately to UMSI the $50,000 payment described in this
Section XIV as well as any and all advances as described in Section XIII.

       Section XV. Notices. All notices required or permitted to be given under this Agreement shall be deemed duly given when delivered personally or sent by registered or certified mail, postage prepaid, properly addressed to the party to receive such notice, at the addresses specified above.

       Section XVI. Entire Agreement. This Agreement constitutes the entire agreement between the parties; there are no agreements, warranties, or representations, express or implied, except those expressly set forth herein. All agreements, representations, and warranties contained in this Agreement shall apply as of the closing date and shall survive the closing of this Agreement.

       Section XVII. Modification. This Agreement may not be amended or modified, except by written agreement of the parties.

       Section XVIII. Binding Effect. This Agreement shall bind and inure to the benefit of the parties and their heirs, legal representatives, successors, and assigns.


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       Section XIX.   Governing Law. This agreement shall be construed under and governed by the laws of the State of Florida, which is the state in which the principal office of UMSI is located.

       Section XX. Counterparts. This agreement may be executed in multiple counterparts and on facsimile paper and by facsimile transmission as necessary. When each of the parties has signed and delivered at least one such counterpart, each counterpart will be deemed an original and, when taken together with the other signed counterparts, shall constitute one fully executed copy of this Agreement, which shall be binding upon and effective as to the parties according to its terms.

       IN WITNESS WHEREOF, this Agreement has been executed in one or more duplicate original counter-parts as of the date first above written.

UNIVERSAL MEDICAL SYSTEMS, INC.

By: /s/Myron A. Baker
    ------------------------------
    Myron A. Baker, Chairman & CEO

LIFE SCIENCES, INC.

By: /s/Manfred Asrican
    ------------------------------
    Manfred Asrican, President

BIOMETRIX, INC., a Connecticut corporation,

By: /s/Manfred Asrican
    ------------------------------
    Manfred Asrican, President

BIOMETRIX, INC., a New Hampshire corporation,

By: /s/Manfred Asrican
    ------------------------------
    Manfred Asrican, President

SHAREHOLDER:

/s/Manfred Asrican
----------------------------------
MANFRED ASRICAN